Exhibit 10.31
UNSECURED PROMISSORY NOTE

Issuance Date: April 2011

FOR VALUE RECEIVED, the undersigned VISTAGEN THERAPEUTICS, INC. a California corporation ("Maker"), hereby promises to pay to DES JARDINS SECURITIES INC. "Payee") at 25 York Street, 10th Floor, Toronto, Ontario M5J 2V5 Canada, or at such other place or to such other party as Payee may from time to time designate, the principal sum of TWO HUNDRED THIRTY SIX THOUSAND FIFTY-EIGHT DOLLARS ($236,058), plus interest from the date hereof, in immediately available funds on the terns and subject to the conditions set forth below. This Note is issued by Maker to Payee in full satisfaction of all amounts owed by Maker to Payee, whether or not subject to outstanding invoices, pursuant to that certain engagement letter, dated March 12,2010, as amended, between Maker and Payee through the Issuance Date of this Unsecured Promissory Note ("Note"), Including the outstanding invoices listed on Schedule A attached hereto,

1 Maturity Date. Unless sooner paid in accordance with the terms hereof, the entire unpaid principal amount and all accrued interest shall become fully due and payable on the earliest of (i) June 30,2014, (ii) the consummation of a Change of Control (as defined below); and (in) the acceleration of the maturity of this Note by the Payee upon the occurrence and during the continuance of an Event of Default (such earliest date, the "Maturity Date"), The entire amount of unpaid principal and accrued but unpaid interest, if any, shall be due and payable on the Maturity Date. For purposes of this Note, "Change of Control"  shall mean (A) the acquisition of the shares of the Maker by another entity by means of any reorganization, merger or consolidation (but excluding any reorganization, merger, reverse merger or consolidation effected exclusively for the purpose of changing the domicile of Maker or effecting a going public transaction involving Maker), (B) any transaction or series of related transactions in which Maker's shareholders of record as constituted on the date hereof immediately after such transaction or series of related transactions (by virtue of securities issued in such transaction or series of related transactions) fail to hold at least 50% of the voting power of the resulting or surviving corporation following such transaction or series of related transactions, or (C) a sale of all or substantially all of the assets of Maker by means of a transaction or series of related transactions.

2   Interest. Interest on the outstanding balance of this Note shall be computed from the Issuance Date at the per annum rate of seven and one-half percent (7.5%) (computed on the basis of actual calendar days elapsed and a year of 365 days) or, if less, at the highest rate of intejsst then permitted under applicable law and shall continue to accrue until paid in full; provided, however, upon the occurrence of an Event of Default (as defined in Section 5 below), the outstanding balance of this Note shall accrue interest at the per annum rate of ten percent (10%) (computed on the basis of actual calendar days elapsed and a year of 365 days) or, if less at the highest rate permitted under applicable law, and shall continue to accrue until paid in full

3 Payment.

    (a)     Form of Payment. All payments of interest and principal shall be in lawful money of Canada to Payee by wire transfer. All payments shall be applied first to accrued interest, and thereafter to principal

    (b)    Principal and Interest Payments. Beginning on May 31,2011, and on or before the last business day of each calendar month thereafter until December 31,2011, Maker shall pay Payee Four Thousand Dollars per month ($4,000% by wire transfer ("Monthly Payment") until the earlier of; (a) the Ml payment of this Note or (b) June 30,2014; provided, however, that (1) beginning on January 31,2012, the Monthly Payment shall increase to Six Thousand Dollars ($6,000), (2) upon the closing by Maker of a Qualified Financing (as defined below), Maker shall pay Payee a lump sum equal to Thirty-Nine Thousand Six Hundred Dollars ($39,600) within ten (10) business days of the closing of such Qualified Financing; (3) beginning on January 1,2012, Maker shall be required to make certain interim cash payments to Payee under this Note equal to one-half of one percent (0.5%) of the proceeds of all of Maker's pubic or private equity financings during the term of the Note forthwith upon closing of such public or private equity financings; and (4) if, during the term of the Note, (i) Maker receives a loan from the federal government of Canada under the "Prosperity Initiative" (or a comparable low interest long term federal loan program) with net loan proceeds to Maker of at least CDN $5,000,000 in cash, and (ii) the terms of such loan permit the use of loan proceeds by Maker to pay prior indebtedness to Payee then Maker shall make an interim cash payment to Payee equal to one percent (1%) of such loan proceeds within ten (10) days of Maker's receipt thereof fi*om the Canadian federal government. All amounts paid under this Note shall be folly credited against the outstanding Note balance at the time each payment is made. If any amount remains unpaid as of June 30,2014, such remaining amount shall be paid in by the Maturity Date, For purposes of this Section 3, "Qualified Financing" means an equity or equity based financing or series of equity financings between the Issuance Date and June 30,2012, resulting in gross proceeds to Maker totaling at least CDN Five Million Five Hundred Thousand Dollars (CDN $5,500,000).

4.       Prepayment Maker reserves the right to prepay the outstanding balance under this Note in full or in part at any time prior to the Maturity Date without notice and without premium or penalty.

5-      Conversion into Maker Equity Securities, Until the Maturity Date, Payee shall have the right to convert all or a portion of the outstanding balance of this Note into the equity securities offered by Maker, and on the same terms offered by Maker to new investors, in connection with any private placement of equity securities by Maker,

6.      Events of Default: Remedies, Any one of the following occurrences shall constitute an "Event of Default" under this Note

    (a) Maker fails to make a payment of any installment of principal or interest on this Note when and as the same becomes due and payable in accordance with the terms hereof, whether upon the Maturity Date or upon any date upon which a Monthly Payment is due or by acceleration or otherwise;

    (b) Maker fails to perform any obligation under this Note;

    (c) Maker shall (i) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), (ii) suspend its operations other than in the ordinary course of business or (iii) take any action to authorize any of the actions or events set forth above in this Section 6(c);

    (d) Any judgments or arbitration awards shall be entered against Maker, or Maker shall enter into any settlement agreements with respect to any litigation or arbitration, in the amount of One Hundred Thousand Dollars ($100,000) or more, and such judgment, award or agreement has not been satisfied, vacated, discharged or stayed or bonded pending appeal within thirty (30) days after the entry thereof; or Maker or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

    (e) Maker becomes bankrupt, commits any act of bankruptcy, becomes the subject of any proceedings or action of any regulatory agency or any court relating to insolvency9 or makes an assignment for the benefit of its creditors, or enters into any agreement for the composition, extension, or readjustment of all or substantially all of his obligations;

    (f) The holder of any indebtedness of Maker accelerates any payment of any amount or amounts of principal or interest on any such indebtedness (the "Indebtedness") (other than with respect to this Note) prior to its stated maturity or payment date, the aggregate principal amount of which Indebtedness is in excess of One Hundred Thousand Dollars ($100,000), whether such Indebtedness now exists or shall hereinafter be created, and such accelerated payment entitles the holder thereof to immediate payment of such Indebtedness which is due and owing and such indebtedness has not been discharged in full or such acceleration 1ms not been stayed, rescinded or annulled within fifteen (15) business days of such acceleration.

7. Consequences of Events of Default. Upon the occurrence of any Event of Default hereunder, Payee shall send a written notice of such default to Maker declaring the nature of the Event of Default Maker shall have thirty (30) business days to cure any Event of Default, if such Event of Default may be cured within such time. If the Event of Default is not so cured, then Maker shall immediately (and in no event later than two (2) days thereafter) pay the entire outstanding balance under this Note (including, for greater certainty, principal, interest and out-of-pocket expenses) to Payee  Failure to pay in full when this Note is due or upon the occurrence of an Event of Default shall result in a reinstatement of any of Payee's prior invoices that were forgiven upon execution of this Note and not otherwise paid under this Note. Maker agrees to pay Payee all out-of-pocket costs and expenses incurred by Payee in an effort to collect indebtedness under this Note, including attorneys' fees and to pay interest at the post-default interest rate as provided in Section 2 of this Note.

8. Independent Counsel: Terms of Transaction. Maker acknowledps and agrees (i) that the terms of this Note are fair and reasonable to Maker, (ii) that Payee has advised Maker of all terms of the transaction in writing and Maker has been urged to, and given the opportunity to, seek the advice of an independent counsel of Maker's choice, (iii) that Maker has had a reasonable opportunity to seek such advice from such independent counsel and (iv) that Maker consents to the terms of this Note and the actions contemplated hereby.

9. Miscellaneous.

    (a) Team of Note. The Maker represents, warrants and covenants that the terms and conditions of this Note are substantially the same as, and in any event, not worse than the terms and conditions of any indebtedness (including the Other Notes (as defined herein) entered into by the Matker with any other service provider or advisor to the Maker,

    (b) Lost. Stolen Destroyed or Mutilated Notes. In case any Note shall be mutilated, lost, stolen or destroyed, Maker shall have received an executed lost note affidavit attesting to the same, Maker shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon receipt of evidence satisfactory to Maker of the loss, theft or destruction of such Note.

    (c) Amendment and Waiver, Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Maker and Payee. Any amendment or waiver effected in accordance with this Section shall be binding upon Maker and Payee.

    This Note shall rank equally with the Other Notes regardless of their actual date of issue. No modification, variation or amendment of any provision of the Other Notes more favourable than those expressed in this Note shall be made unless the Maker notifies the Payee at least 10 Business Days before doing so  the Maker enters into amending documentation in favour of the Payee contemporaneously with the grant of the more favourable terms to such other holders. For purposes hereof, "Other Notes" collectively  the unsecured promissoiy notes issued by the Maker on or about the date hereof to each of Monison & Foerster LLP and McCarthy Tetrault LLP, in the form presented to the Payee prior to the delivery by the Maker of this Note.

    (d)    Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur,

Address of Payee:                                                 Desjardins Securities
25 York Street, 10th Floor Toronto, ON M5 J 2VS Attn; Dennis Logan Tell No.: (416) 607-3039 Fax No.:

Address of Maker:                                                 VistaGen Therapeutics, Ine,
384 Oyster Point Blvd., Suite #8 South San Fjsuiciseo, CA 94080 Attention: Chief Executive Officer Tel No.: (650) 244-9997 ext 224 Fax No.: (650) 244-9979

    (e) Severability, If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

    (f) Remedies Cumulative: Failure or Indulgence Not a Waiver. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note. No failure or delay on the part of Payee in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof  nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other rights power or privilege.

    (g) Payments. Whenever any payment of cash is to be made by Maker to any Person pursuant to this Note such payment shall be made in lawful money of the United States of America via wire transfer of immediately available funds to the account designated by Payee.

    (h) Waiver. Maker waives diligence, presentment protest and demand and also notice of protest, demand, dishonor and nonpayment of this Note. No extension of time for the payment of this Note shall affect the original liability under this Note of Maker, The pleading of any statute of limitations as a defense to any demand against Maker is expressly waived by Maker to the full extent permitted by law.

    (i)          Setoff. The obligation to pay Payee shall be absolute and unconditionaland the rights of Payee shall not be subject to any defense, setoff, counterclaim or recoupment orby reason of any indebtedness or liability at any time owing by Payee to Maker.

    (j)     Governing Law. This Note shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Without prejudice to the ability of the Payee to enforce this Note in any other proper jurisdiction, the Maker hereby irrevocably submits and attorns to the non-exclusive jurisdiction of the courts of the City ofToronto in the Province of Ontario in connection with this Note,

    (k)     Successors and Assigns. This Note shall inure to the benefit of Payee and its successors and assigns, The obligations of Maker hereunder shall not be assignable.

    (1)     Excessive Interest. Notwithstanding any other provision herein to the contrary, this Note is hereby expressly limited so that the interest rate charged hereunder shall at no time exceed the maximum rate permitted by applicable law. If, for any circumstance whatsoever, the interest rate charged exceeds the maximum rate peiraitted by applicable law, the interest rate shall be reduced to the maximum rate peimitted, and if Payee shall have received anamount that would cause the interest rate charged to be in excess of the maximum rate permitted, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing hereunder (without charge for prepayment) and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal, such excess shall be refunded to Maker.

    (m)    Currency, Any inference in this Note to $ or to dollars shall refer to the lawful currency of Canada, unless otherwise specified..
{Signature page to follow}

IN WITNESS WHEREOF, the undersigned has executed and delivered this Note as of the date first above written.

'MAKER'

VISTAGEN THERAPEUTICS, INC.
 a California corporation

"PAYEE*

DESJARDINS SECURITIES INC

Denrffs Logan* Managing Directs Investment Banking

Acceptance:

Payee hereby agrees that, upon execution of this Note by Payee all amounts owed by
Maker to Payee, whether or not subject to outstanding invoices, pursuant to that certain engagement letter, dated Match 12, 2010, as amended, between Maker and Payee through the
Issuance Date of this Note, including the outstanding invoices listed on Schedule A attached hereto, shall be satisfied in full

Printed Name: Dennis Logan
Title: Managing Director, Investment Banking, Desjardins Securities Inc.

SCHEDULE A SCHEDULE OF INVOICES